AREA
BANCSHARES
CORPORATION

--------------------------------------------------------------------------------

                                  MEDIA RELEASE

FOR IMMEDIATE RELEASE
  October 18, 2001

       AREA BANCSHARES CORPORATION ANNOUNCES RECORD THIRD QUARTER EARNINGS

         Owensboro, Kentucky - October 18, 2001 - AREA Bancshares Corporation (NASDAQ:AREA) (www.areabancshares.com), Kentucky's largest bank holding company, reported record core operating earnings, net income less non-core items (securities gains and infrequent items), for the third quarter of 2001 of $8.86 million, or $0.36 per diluted share, compared to $8.16 million, or $0.33 per diluted share, in 2000. These amounts, the highest in the company's history, reflect increases of $700 thousand, or 8.6%, and $0.03, or 9.1%, respectively, over the third quarter of 2000. The current quarter was $714 thousand, or 8.8%, and $0.03, or 9.1%, higher in core earnings and core diluted earnings per share, respectively, than the second quarter of 2001.

         Cash-based core operating earnings, core operating earnings adjusted for amortization of intangibles, were also the highest in the company's history, totaling $10.28 million, or $0.42 per diluted share, during the current quarter compared to $9.39 million, or $0.38 per diluted share, reported during the same period of 2000. The increases were $890 thousand, or 9.5%, and $0.04, or 10.5%, for cash-based core operating earnings and cash-based core diluted earnings per share, respectively, from the third quarter of 2000. The current quarter reflected increases of $713 thousand, or 7.5%, and $0.03, or 7.7%, in cash-based core earnings and cash-based core diluted earnings per share, respectively, over the second quarter of 2001.

         Net income for the third quarter of 2001 was $9.46 million, an increase of $2.79 million, or 41.8%, from the $6.67 million earned in the third quarter of 2000 and an increase of $1.32 million, or 16.2%, from the second quarter of 2001. Diluted earnings per share increased $0.12, or 44.4%, to $0.39 from $0.27 earned in the quarter ended September 30, 2000 while increasing $0.06, or 18.2% from the second quarter of 2001. The increase in net income in the current quarter compared to the third quarter of 2000 was largely the result of improved net interest income, an increase in noninterest income and a decrease in noninterest expenses as a result of a $1.49 million after-tax ($2.29 million pre-tax) consolidation charge in the third quarter of 2000.

          "These record third quarter core results reflect an increased level of net interest income and strong growth in noninterest income" said John A. Ray, Executive Vice President and Chief Operating Officer. "Our ability to produce these results in a very difficult economic environment is a tribute to the commitment and capability of our employees."

         Ray also noted that during the quarter, AREA entered into a leveraging transaction by borrowing approximately $200 million from the Federal Home Loan Bank and investing the proceeds in fixed-rate mortgage-backed securities issued by government-sponsored enterprises at an initial spread of approximately 150 basis points (1.50%).

         "In addition," Ray said, "we completed our acquisition of Associates Mortgage Group, Inc. of Louisville and its Calvary Title Co. The acquisition of Associates will nearly double our loan originations. To further focus on our core business operations in September, 2001, we sold the servicing rights to our $353 million portfolio of loans that we serviced for others for an after-tax gain of $602 thousand, or $0.02 per diluted share."


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          Ray continued, "These transactions help position us to continue generating strong core earnings in the future. In addition, with the consolidation of our charters completed, we are now benefiting from the reduction in noninterest expenses that we anticipated when we made the announcement last year."

         Year-to-date core operating earnings were $24.49 million, or $1.01 per diluted share, compared to $22.65 million, or $0.91 per diluted share, during the first nine months of 2000. This is an increase of $1.84 million, or 8.1%, and a per share increase of $0.10 or 11.0%. Cash-based core operating earnings during the nine months ended September 30, 2001 increased $2.05 million, or 7.7%, to $28.75 million, or $1.18 per diluted share, compared to the $26.70 million, or $1.08 per diluted share, reported in the same period of 2000.

         Net income during the nine months ended September 30, 2001 was $25.09 million compared to $29.98 million earned in the same period of 2000. Year-to-date net income was $4.89 million, or 16.3%, below the first three quarters of 2000. On a diluted share basis, year-to-date net income per share declined $0.18, or 14.9%, to $1.03 from $1.21 in the first nine months of 2000. The decrease in net income was largely the result of a reduction in after-tax gains on the sales of securities which totaled $8.97 million, or $0.37 per diluted share for the nine month period ended September 30, 2000.

         Net income in the third quarter of 2001 included an after-tax gain of $602 thousand ($940 thousand pre-tax), or $0.02 per diluted share, on the sale of the servicing rights to the portfolio of loans that AREA serviced for others. The total principle balance of these loans was approximately $353 million. The sale was part of AREA's on-going effort to focus on its core business operations. The gain has been treated as a "non-core" item for the quarter.

         NET INTEREST INCOME

         Net interest income, on a tax equivalent basis, was $30.46 million during the current quarter and $88.22 million for the nine months ended September 30, 2001, compared to $28.78 million and $82.96 million during the same periods in 2000. The increases were $1.68 million, or 5.8%, and $5.26 million, or 6.3%, for the three and nine-month periods ended September 30, 2001, respectively. The spread grew 0.08% to 3.89% and 0.03% to 3.72% during the current quarter and year-to-date periods, respectively. Average earning assets for the current quarter increased over the third quarter of 2000 by $170.49 million, or 6.8%, primarily driven by increases in the investment portfolio as a result of the $200 million leveraging transaction entered into during July 2001. Net interest margin during the third quarter of 2001 and the current year-to-date period totaled 4.51% and 4.58%, respectively, compared to 4.56% and 4.43% reported for the same periods in 2000. The decrease of 0.05% in the margin during the current quarter compared to the same period in 2000 was largely caused by growth in earning assets from the leveraging transaction. The 13 basis point decline in the net interest margin in the current quarter from the second quarter of 2001 reflects the addition of the leveraging transaction discussed above.

         PROVISION FOR LOAN LOSSES AND NONPERFORMING ASSETS

         The provision for loan losses in the third quarter was $900 thousand compared to $588 thousand in the same period of 2000 and $2.70 million for year-to-date 2001 compared to $1.22 million in the first nine months of 2000. The provision for loan losses remained unchanged during the third quarter of 2001 compared to the second quarter of 2001. The increase in the provision for loan losses during the current quarter and year-to-date periods, compared to the same periods in 2000, was due mainly to an increase in net charge-offs. Net charge-offs in the third quarter of 2001 were $1.74 million compared to $338 thousand in the same period of 2000 and $3.74 million in the first three quarters of 2001 compared to $896 thousand during the same period in 2000. Net charge-offs as a percent of average loans increased to 0.36% (annualized) in the third quarter of 2001 compared to 0.07% (annualized) in the quarter ended September 30, 2000 and totaled 0.26% (annualized) during the first nine months of 2001 versus 0.06% (annualized) during the similar period in 2000. The charge-offs during 2001 involved all categories of loans.


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         At September 30, 2001, nonperforming assets totaled $10.53 million compared to $8.89 million on June 30, 2001, $7.76 million on December 31, 2000 and $6.30 million on September 30, 2000. Nonperforming assets, as a percentage of period-end assets, were 0.36% at September 30, 2001, 0.25% on June 30, 2001, 0.28% on December 31, 2000 and 0.23% on September 30, 2000. The increase in nonperforming assets from June 30, 2001 was largely related to one loan with a total balance of $3.65 million and an appraised value of $4.00 million.

         NONINTEREST INCOME

         Noninterest income totaled $9.13 million and $24.23 million during the three-and-nine-month periods ended September 30, 2001. These amounts represent an increase of $1.84 million, or 25.2%, and a decrease of $13.57 million, or 35.9%, respectively, when compared to 2000 period totals. Excluding infrequently occurring items, noninterest income increased $893 thousand, or 12.2%, to $8.19 million from $7.30 million in the third quarter of 2000 and increased $1.24 million, or 5.6%, to $23.29 million from $22.05 million during the first nine months of 2000. Noninterest income, excluding infrequently occurring items, increased $513 thousand, or 6.7%, from the quarter ended June 30, 2001. During the current quarter, commissions and fees on fiduciary activities improved $54 thousand, or 3.6%, to $1.57 million; service charges on deposits plus commissions and fees grew $306 thousand, or 5.8%, to $5.61 million due largely to an increase in service charges on deposits which was the result of the alignment and redesign of products and features following the consolidation of charters in late 2000; and gains on the sales of loans increased $349 thousand, or 171.1%, to $553 thousand from $204 thousand as a result of a more active refinancing market caused by declining interest rates.

         NONINTEREST EXPENSE

         Noninterest expenses totaled $23.55 million and $69.84 million during the current quarter and nine month periods. Comparable amounts in 2000 were $24.77 million and $70.03 million, respectively. Excluding infrequently occurring items, noninterest expenses increased $1.08 million, or 4.8%, in the third quarter of 2001 and grew $2.49 million, or 3.7%, during the first nine months of 2001 compared to the same periods in 2000. Noninterest expenses, excluding infrequently occurring items, increased $542 thousand, or 2.4%, from the second quarter of 2001. When the current quarter is compared to the same period last year, salaries and benefits increased $586 thousand, or 5.6%, to $11.04 million; occupancy and equipment expenses increased $10 thousand, or 0.3%, as a result of expenses related to the modernization of several facilities; data processing expenses declined $204 thousand, or 15.6%, to $1.10 million due to economies of scale obtained in the consolidation of charters; and professional fees declined $149 thousand, or 13.3%, to $970 thousand, primarily as a result of reduced merger and acquisition activity.

         GOODWILL AND AMORTIZATION OF GOODWILL

         In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will be effective January 1, 2002. As of September 30, 2001, AREA had recorded $50.46 million of goodwill as a result of accounting for some of its prior acquisitions using the purchase method of accounting and $8.51 million of other unamortized intangible assets. As of the date of adoption of SFAS No. 142, AREA expects to have unamortized goodwill in the amount of approximately $48.98 million and unamortized identifiable intangible assets of approximately $5.70 million. After-tax amortization of goodwill for 2001 is expected to be $4.03 million or $0.17 per diluted share. On a quarterly basis beginning in the first quarter of 2002, management currently expects the reduction in after-tax goodwill amortization to be approximately $1.01 million or $0.04 per diluted share.

         BALANCE SHEET ANALYSIS

         Assets totaled $2.95 billion on September 30, 2001 compared to $2.71 billion and $2.77 billion on June 30, 2001 and December 31, 2000, respectively. The increase from June 30, 2001 and December 31, 2000 was largely the result of an increase in investments added as a result of a leveraging transaction entered into on July 18, 2001. The leveraging transaction was entered into for the purpose of enhancing earnings through better utilization of current capital levels. The leveraging was achieved by borrowing approximately $200 million from the Federal Home Loan Bank and investing the funds primarily in fixed-rate mortgage-backed securities issued by government sponsored enterprises.


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         LOANS

         Loans increased $21.20 million, or 1.1%, from December 31, 2000 and $27.37 million, or 1.4% from September 30, 2000. Commercial loans accounted for virtually all of the increases. Average loans for the third quarter of 2001 increased $1.73 million, or 0.01%, over the third quarter of 2000. Year-over-year loan growth was impacted by several large commercial pay-offs, the reduction of consumer loans caused primarily by the decision to terminate state-wide indirect lending in 2000 and the impact of heavy refinancing of real estate loans.

         DEPOSITS

         Deposits decreased $58.68 million, or 2.7%, from December 31, 2000. The decrease since year-end was partially the result of a decline in demand deposits which was caused by corporate customers moving funds into checking accounts over year-end and reducing those balances early in the year.

         SHAREHOLDERS' EQUITY

         Total shareholders' equity was $307.20 million at September 30, 2001, compared to $302.07 million on June 30, 2001 and $286.64 million on December 31, 2000. The increases were the result of strong earnings, partially offset by dividend payments and share buybacks. The ratio of shareholders' equity-to-assets was 10.43% at September 30, 2001, compared to 10.35% on December 31, 2000 and 10.11% on September 30, 2000. During the third quarter of 2001, AREA purchased 410,000 shares of its common stock at a average price of $17.07 while 420,000 shares were repurchased during the first three quarters of 2001 at an average price of $17.01.

         GENERAL

         AREA operates throughout Kentucky in 39 cities with 72 banking centers and 97 automatic teller machines. Through its subsidiaries, AREA offers a broad range of Bank-related services, including trust and brokerage services.

         STATEMENT REGARDING FORWARD LOOKING INFORMATION

         This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting AREA's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects" or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced AREA's assumptions, but that are beyond AREA's control. Additional information and other factors that could affect future financial results are included in AREA's filings with the Securities and Exchange Commission.

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The following statistical summary is provided as supplemental information:


(Amounts in thousands except                  ----------------------------QUARTER ENDED------------------    ------YEAR-TO-DATE-----
 per share data and percentages)                SEPT. 30      JUNE 30    MARCH 31     DEC. 31    SEPT. 30    SEPT. 30      SEPT. 30
(Unaudited)                                       2001         2001        2001         2000       2000        2001          2000
------------------------------------------------------------------------------------------------------------------------------------
                HIGHLIGHTS
INCOME STATEMENTS
Income before cumulative effect of change
    in accounting principle                  $    9,462   $    8,141  $    7,256   $    7,754  $    6,673   $   24,859   $   29,979
Cumulative effect of change in accounting
    principle, net of taxes                          --           --         230           --          --          230           --
Net income                                        9,462        8,141       7,486        7,754       6,673       25,089       29,979
   Non-core items, net of taxes (details
       below)                                      (604)           3          (3)         193       1,491         (604)      (7,327)
Core operating income                             8,858        8,144       7,483        7,947       8,164       24,485       22,652
   Goodwill amortization, net of taxes            1,008        1,009       1,009          966         854        3,026        2,956
   Other intangible amortization, net
       of taxes                                     413          413         413          399         369        1,239        1,093
Cash-based core operating income                 10,279        9,566       8,905        9,312       9,387       28,750       26,701

PER COMMON SHARE DATA
Diluted-income before cumulative effect of
   change in accounting principle                  0.39         0.33        0.30         0.32        0.27         1.02         1.21
   -cumulative effect of change in
    accounting principle, net of taxes               --           --        0.01           --          --         0.01           --
Diluted-net income                                 0.39         0.33        0.31         0.32        0.27         1.03         1.21
Diluted-core                                       0.36         0.33        0.31         0.33        0.33         1.01         0.91
Diluted-cash-based core                            0.42         0.39        0.37         0.38        0.38         1.18         1.08

Cash dividends                                    0.045        0.045       0.045        0.045        0.04        0.135        0.117
Book value                                        12.85        12.42       12.17        11.79       11.35        12.85        11.35
Stock price at period-end                         17.00        16.50       15.94        16.50       14.79        17.00        14.79

BALANCE SHEET AT PERIOD-END
Loans                                         1,957,142    1,929,370   1,915,343    1,935,946   1,929,777    1,957,142    1,929,777
Total assets                                  2,945,953    2,713,639   2,734,585    2,768,470   2,746,701    2,945,953    2,746,701
Deposits                                      2,090,672    2,102,143   2,169,637    2,149,349   2,076,351    2,090,672    2,076,351
Shareholders' equity                            307,198      302,071     295,842      286,639     277,705      307,198      277,705

FINANCIAL RATIOS(1)
Return on average assets:
   Net income                                      1.31%        1.20%       1.11%        1.13%       0.97%        1.21%        1.48%
   Core operating income                           1.22%        1.20%       1.11%        1.16%       1.19%        1.18%        1.12%
   Cash-based core operating income                1.45%        1.44%       1.35%        1.39%       1.41%        1.42%        1.35%
Return on average equity:
   Net income                                     12.28%       10.93%      10.47%       11.06%       9.71%       11.25%       14.62%
   Core operating income                          11.49%       10.93%      10.47%       11.34%      11.87%       10.98%       11.04%
   Cash-based core operating income               16.58%       16.15%      15.91%       17.33%      18.07%       16.23%       16.56%
Net interest margin                                4.51%        4.64%       4.58%        4.55%       4.56%        4.58%        4.43%
Annualized net charge-offs/average loans           0.36%        0.12%       0.29%        0.28%       0.07%        0.26%        0.06%

(1) Annualized percentages

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
(Amounts in thousands except                 ----------------------------QUARTER ENDED------------------    ------YEAR-TO-DATE------
 per share data and percentages)             SEPT. 30     JUNE 30      MARCH 31     DEC. 31     SEPT. 30     SEPT. 30      SEPT. 30
(Unaudited)                                    2001         2001         2001         2000        2000         2001          2000
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL STATISTICAL SUMMARY
Income Statement
Interest income                              $ 50,639     $ 50,607     $ 52,413     $ 54,326     $53,263    $ 153,659     $ 151,761
Tax equivalent adjustment                       1,499        1,364        1,319        1,203       1,345        4,182         3,923
Interest expense                               21,682       22,680       25,255       26,769      25,831       69,617        72,725
Net interest income (tax equivalent)           30,456       29,291       28,477       28,760      28,777       88,224        82,959

Provision for loan losses                         900          900          900        1,299         588        2,700         1,224

Noninterest income:
   Commissions & fees-fiduciary activities      1,565        1,540        1,582        1,524       1,511        4,687         4,374
   Service charges, commissions & fees          5,606        5,618        5,277        5,236       5,300       16,501        15,427
   Securities gains (losses), net                   3           (4)           4         (325)         --            3        15,604
   Other noninterest income                     1,960          520          563          860         487        3,043         2,394
Total noninterest income                        9,134        7,674        7,426        7,295       7,298       24,234        37,799

Noninterest expenses:
   Salaries and employee benefits              11,035        9,980       10,501        9,843      10,599       31,516        30,626
   Occupancy and equipment expenses             3,415        3,529        3,495        3,773       3,405       10,439         9,757
   Data processing expenses                     1,100        1,071        1,106        1,078       1,890        3,277         4,837
   Other noninterest expenses                   8,002        8,430        8,173        7,569       8,872       24,605        24,808
Total noninterest expenses                     23,552       23,010       23,275       22,263      24,766       69,837        70,028

Income before income taxes and cumulative
    effect of change in accounting principle   15,138       11,691       10,409       12,493      10,721       39,921        49,506
Income tax expense                              4,177        3,550        3,153        3,536       2,703       10,880        15,604
Tax equivalent adjustment                       1,499        1,364        1,319        1,203       1,345        4,182         3,923
Income before cumulative effect of change
    in accounting principle                     9,462        8,141        7,256        7,754       6,673       24,859        29,979
Cumulative effect of change in accounting
    principle, net of taxes                        --           --          230           --          --          230            --
Net income                                      9,462        8,141        7,486        7,754       6,673       25,089        29,979

Net interest margin-tax equivalent(1)            4.51%        4.64%        4.58%        4.55%       4.56%        4.58%         4.43%
Efficiency ratio                                59.49%       62.25%       64.83%       61.75%      68.46%       62.10%        57.92%
Efficiency ratio-core                           60.94%       62.25%       64.83%       61.20%      62.07%       62.63%        64.06%

NON-CORE ITEMS DETAIL
Effect on net income, add (deduct)
  net of tax:
   Security gains (losses)                         (2)           3           (3)         193          --           (2)       (8,973)
   Gain on sale of loan servicing                (602)          --           --           --          --         (602)           --
   Gain on sale of fixed assets                    --           --           --           --          --           --           (93)
   Consolidation costs                             --           --           --           --       1,491           --         1,491
   Merger/acquisition-related expense              --           --           --           --          --           --           248
Total net income effect of non-core items        (604)           3           (3)         193       1,491         (604)       (7,327)

(1) Annualized

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
(Amounts in thousands except         ----------------------------QUARTER ENDED------------------------    ------YEAR-TO-DATE-------
 per share data and percentages)      SEPT. 30       JUNE 30      MARCH 31      DEC. 31       SEPT. 30      SEPT. 30      SEPT. 30
(Unaudited)                             2001          2001         2001          2000           2000          2001          2000
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET AT PERIOD-END
Securities                           $  744,849    $  535,233    $  541,107    $  549,845    $  546,845    $  744,849    $  546,845
Loans                                 1,957,142     1,929,370     1,915,343     1,935,946     1,929,777     1,957,142     1,929,777
Allowance for loan losses                26,591        27,435        27,165        27,630        27,706        26,591        27,706
Intangibles                              58,970        60,395        62,170        63,945        65,700        58,970        65,700

Noninterest-bearing deposits            300,526       294,510       299,929       332,588       308,537       300,526       308,537
Interest-bearing deposits             1,790,146     1,807,633     1,869,708     1,816,761     1,767,814     1,790,146     1,767,814
Borrowings                              517,585       282,965       242,431       301,579       367,358       517,585       367,358

Equity-to-assets                          10.43%        11.13%        10.82%        10.35%        10.11%        10.43%        10.11%
Shares outstanding                       23,906        24,312        24,319        24,318        24,481        23,906        24,481

AVERAGE BALANCE SHEET
Gross loans                           1,929,600     1,938,744     1,915,337     1,936,330     1,927,869     1,923,115     1,909,117
Earning assets                        2,681,140     2,531,489     2,519,787     2,516,824     2,510,651     2,578,062     2,499,552
Total assets                          2,870,647     2,725,143     2,731,059     2,735,846     2,723,738     2,776,128     2,701,906
Noninterest-bearing deposits            292,970       293,956       291,643       299,227       297,600       292,861       301,958
Interest-bearing deposits             1,807,310     1,856,186     1,862,237     1,801,949     1,769,718     1,841,720     1,749,495
Borrowings                              437,309       250,281       258,503       329,499       355,245       316,019       348,028
Shareholders' equity                    305,730       298,843       289,973       278,827       273,504       298,227       273,957

Diluted shares outstanding               24,308        24,372        24,383        24,385        24,606        24,354        24,726

ASSET QUALITY
   At period-end:
Nonaccrual loans                          5,783         2,057         1,902         4,036         2,452         5,783         2,452
Past due 90 days and still accruing       3,732         3,624         4,772         1,755         3,047         3,732         3,047
OREO                                      1,017         1,212           816         1,966           797         1,017           797
Total nonperforming assets (NPA)         10,532         8,893         7,490         7,757         6,296        10,532         6,296
Nonperforming assets/assets                0.36%         0.25%         0.27%         0.28%         0.23%         0.36%         0.23%

Allowance coverage of NPA                 252.5%        398.0%        362.7%        356.2%        440.1%        252.5%        440.1%
Allowance for loan losses/loans            1.36%         1.42%         1.42%         1.43%         1.44%         1.36%         1.44%

   For the period:
Gross charge-offs                         2,258         1,006         1,715         1,807           696         5,037         1,823
Recoveries                                  514           434           350           432           358         1,298           927
Net charge-offs                           1,744           572         1,365         1,375           338         3,739           896
Net charge-offs/average loans(1)           0.36%         0.12%         0.29%         0.28%         0.07%         0.26%         0.06%

(1) Annualized

CONTACT: JOHN A. RAY, EXECUTIVE VICE PRESIDENT & CHIEF OPERATING OFFICER AT (270) 688-7753.

                                      (END)

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